As filed with the Securities and Exchange Commission on October 22, 2026	Registration No. 333-282898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUNAI BIOWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2259340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Cottage Way, Suite G2, #32562

Sacramento, California 95825

(424) 222-9301

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Weinstein, Chief Executive Officer

Lunai Bioworks Inc.

3400 Cottage Way, Suite G2, #32562, Sacramento, California 95825

(424) 222-9301

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel D. Mayersohn, Esq.

Dickinson Wright PLLC

350 East Las Olas Boulevard, Suite 1750

Fort Lauderdale, Florida 33301

(954) 991- 5426

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment No. 1 deregisters all securities that remain unsold under this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-282898) filed by Lunai Bioworks Inc., a Delaware corporation (formerly known as Renovaro Inc.) (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on October 30, 2024 and declared effective by the SEC on November 6, 2024 (the “Registration Statement”), which registered the offer and sale from time to time of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), warrants and units, in an aggregate initial offering price of up to $200,000,000.

Pursuant to a prospectus supplement dated December 2, 2025, filed with the SEC pursuant to Rule 424(b)(5), the Registrant offered shares of Common Stock having an aggregate offering price of up to $11,702,826 through Dawson James Securities, Inc., as sales agent, under an ATM Sales Agreement between the Registrant and Dawson James Securities, Inc. (the “Sales Agreement”). The Sales Agreement was terminated effective October 16, 2026, and no further sales will be made under it.

The Registrant has terminated all offerings of its securities pursuant to the Registration Statement. This Post-Effective Amendment is being filed solely to deregister all securities that remain unsold under the Registration Statement.

In accordance with the undertaking made by the Registrant in Part II, Item 17 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to remove from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment. Upon the effectiveness of this Post-Effective Amendment, all securities remaining unsold under the Registration Statement will be deregistered, and no further offers or sales will be made pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-282898) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on October 22, 2026.

LUNAI BIOWORKS INC.

By:	/s/ David Weinstein
Name:	David Weinstein
Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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